Exhibit 10.11

Deere & Company World Headquarters One John Deere Place, Moline, IL 61265 USA

[Date]

Dear

I am pleased to advise you that on [Date], you were awarded                Restricted Stock Units (RSUs) pursuant to the John Deere Omnibus Equity and Incentive Plan (Plan). Since this letter agreement, together with the Plan, contains the terms of your grant you should read this letter carefully. Please note that your signature is required at the bottom of page four.

RSUs are an element of total executive compensation designed as a long-term incentive to encourage ownership and focus on stockholder value.

RSUs are common stock equivalents and represent the right to receive an equivalent number of shares of Deere & Company (Company) $1 par common stock (Common Stock) if and when certain vesting and retention requirements, as detailed below, are satisfied.

Individual awards are determined by the Deere & Company Board of Directors Compensation Committee (Committee).

Your RSUs are subject to the following provisions:

(1)         Restriction Period. Except as provided in section (5) below, your RSUs will vest on the third anniversary of the grant date.  Once vested, you are required to hold your RSUs until the fifth anniversary of the grant date (the “Settlement Date”).  The period beginning on the grant date and third anniversary thereof is referred to as the “Vesting Period,” and the period beginning on the grant date and ending on the Settlement Date is referred to as the “Restriction Period.”

When the Restriction Period expires, you will receive a certificate for the shares of common stock represented by your RSUs (net of any shares withheld for taxes), and your RSUs will terminate.

You may not sell, transfer, gift, pledge, assign or otherwise alienate the RSUs while they are subject to the vesting or retention restrictions. Any attempt to do so contrary to the provisions hereof shall be null and void.

(2)         Deferral Election.  Notwithstanding section (1) above, you may irrevocably elect to defer the delivery of shares of Common Stock that would otherwise be due by virtue of the expiration of the Restriction Period set forth in section (1) above.  Any deferral election received after the date that is twelve months prior to your retirement or termination of employment shall be null and void and of no effect.

If such a deferral election is made, the RSUs will be converted to shares of Common Stock upon the first business day coincident with or next following the fifth (or later, if elected) anniversary of the Settlement Date (the “Deferred Settlement Date”).  The latest allowable deferral date is the tenth anniversary of the Settlement Date.  The effect of making a deferral election is that the conversion to shares of Common Stock will be deferred for five years (or possibly up to ten years, if elected) from the date the conversion would have occurred but for the election.  Deferral election forms may be obtained from and returned to the Compensation Analyst-LTI Administration, Deere & Company.

The actual delivery of share certificates (net of any shares withheld for taxes) will be made to you on the Deferred Settlement Date.  The RSUs shall be retained by you until the Deferred Settlement Date and shall be non-transferable prior to conversion.

(3)         Voting Rights. You have no voting rights with respect to the RSUs.

(4)         Dividends and Other Distributions. You are entitled to receive cash payments on the RSUs equal to any cash dividends paid during the Restriction Period with respect to the corresponding number of shares of Common Stock.  Dividend equivalents shall be paid in cash at the same time as cash dividends are paid with respect to Common Stock.  If any stock dividends are paid in shares of Common Stock during the Restriction Period, you will receive additional RSUs equal to the number of Common Stock shares paid with respect to the corresponding number of shares of Common Stock.  These additional RSUs will convert to shares of Common Stock at the same time as the underlying RSUs to which they relate.

(5)         Termination of Employment. In the event of your retirement or disability pursuant to the John Deere Pension Plan for Salaried Employees, the John Deere Long Term Disability Plan for Salaried Employees, or any successor plans, or death, in each case on or before October 31,         , a prorated number of these RSUs will be forfeited based on the percentage determined by dividing: (i) the number of calendar months from and including the month of retirement, disability or death to and including October         ; by (ii) 12.

If you “separate from service” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), during the Vesting Period due to retirement pursuant to the John Deere Pension Plan for Salaried Employees or any successor plan, then, subject to the preceding sentence, sections (6) and (7) below and any deferral election, your unvested RSUs will continue to vest over the Vesting Period and will be converted into shares of Common Stock on the third anniversary of the grant date.  Subject to any deferral election, the retention restrictions on your vested RSUs will lapse on the first business day in the earlier of the January or July following your separation from service at which time the vested RSUs shall be converted to shares of Common Stock.

In the event of a separation from service during the Restriction Period due to disability or death, then, subject to the initial sentence of section (5) and sections (6) and (7) below, any unvested RSUs will vest on the one calendar month anniversary of the separation, at which time all RSUs shall be converted to shares of Common Stock notwithstanding any deferral election.

If you separate from service due to your termination for cause, or for any other reasons not specifically mentioned herein, all unvested RSUs held by you at that time shall be forfeited by you.

Following a separation from service due to retirement, if you die or become disabled during the Restriction Period, then, subject to the initial sentence of section (5) and sections (6) and (7) below, any unvested RSUs will vest on the first business day in January following your death or disability, at which time the RSUs shall be converted to shares of Common Stock notwithstanding any deferral election.

The Committee may, at its sole discretion, waive any automatic forfeiture provisions or apply new restrictions to the RSUs.  There shall be no acceleration of the lapse of restrictions or deferral of conversions of RSUs except as would not result in the imposition on any person of additional taxes, penalties or interest under Section 409A of the Internal Revenue Code or by regulations of the Secretary of the United States Treasury.

(6)         Non-Compete Condition. In the event that your employment terminates during the Vesting Period of the RSUs with the consent of the Committee or by reason of retirement or disability, your rights to the continued vesting of the RSUs shall be subject to the conditions that until the RSUs vest, you shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company and (b) be available, except in the event of your death or incapacity, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company’s management with respect to phases of the business with which you were actively connected during employment, but such consultations shall not (except if your place of active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that either of the above conditions is not fulfilled, you shall forfeit all rights to any unvested RSUs, held on the date of the breach of the condition. Any determination by the Committee, which shall act upon the recommendation of the Chairman, that you are, or have, engaged in a competitive business or activity as aforesaid or have not been available for consultations as aforesaid shall be conclusive.

(7)         Executive Incentive Compensation Recoupment Condition. This award and prior and future Incentive Compensation (as defined in the Policy) is subject to and conditioned on your agreement to the terms of the Company’s Executive Incentive Compensation Recoupment Policy, as amended from time to time, or any successor policy thereto (the “Policy”).

(8)          Conformity with Plan. Your RSUs award is issued pursuant to Section 5.1 (Other Awards) of the Plan and is intended to conform in all respects with the Plan. Inconsistencies between this letter and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this letter, you agree to be bound by all the terms of the Plan and restrictions contained in this letter. All definitions stated in the Plan shall be fully applicable to this letter.

(9)          Amendment. This Agreement may be amended only by a writing executed by the Company and you that specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the RSUs or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to RSUs which are then subject to restrictions as provided herein.

(10)               Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any part of this Agreement so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms thereof to the fullest extent possible while remaining lawful and valid.

(11)               No Employment Rights. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any Subsidiary, nor shall this document affect in any way your right or the right of the Company or any Subsidiary, as the case may be, to terminate your employment at any time.

(12)               Change of Control Events.  For purposes of Article VII of the Plan as it applies to the RSUs awarded in this letter, notwithstanding the definitions in Article VII, a “Change of Control” shall have the meanings assigned to “Change in Control Events” under Section 409A of the Internal Revenue Code and related regulations of the Secretary of the United States Treasury.  Article VII of the Plan shall be administered with respect to the RSUs so that it complies in all respects with Section 409A and related regulations.

Please execute this letter in the space provided to confirm your understanding and acceptance of this letter agreement. You may make a photocopy for your records if you wish.

DEERE & COMPANY

By:
Vice President, Human Resources

The undersigned hereby acknowledges having read the Plan, the Policy and this letter, and hereby agrees to be bound by all the provisions set forth in the Plan, the Policy and this letter.

Participant Name (Printed)	Signature

Date

Return to Isabel McCarthy, Compensation Analyst-LTI Administration, Deere & Company, One John Deere Place, Moline, IL